Exhibit 3.7

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CORTINA SYSTEMS, INC.

AMIR NAYYERHABIBI hereby certifies that:

ONE:    The original name of this company was AZH Systems, Inc. and the date of the filing of the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 25, 2001.

TWO:    He is the duly elected and acting President of Cortina Systems, Inc., a Delaware corporation (the “Company”).

THREE:        Article IV, Section A of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read:

“A.        The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is six hundred thirty seven million four hundred ninety-nine thousand six hundred twenty (637,499,620) shares, three hundred seventy million (370,000,000) shares of which shall be Common Stock (the “Common Stock”) and two hundred sixty-seven million four hundred ninety-nine thousand six hundred twenty (267,499,620) shares of which shall be Preferred Stock (the “Preferred Stock”). All shares have a par value of $0.001.”

FOUR:  This Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:  This Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.

IN WITNESS WHEREOF, CORTINA SYSTEMS, INC. has caused this CERTIFICATE OF AMENDMENT to the Company’s Amended and Restated Certificate of Incorporation to be signed by its President this 28th day of March, 2011.

CORTINA SYSTEMS, INC.

By:	/s/ Amir Nayyerhabibi
Amir Nayyerhabibi, President and CEO

CERTIFICATE OF AMENDMENT SIGNATURE PAGE